                                                                      EXHIBIT 11

                            RHONE-POULENC RORER INC.

                    COMPUTATION OF EARNINGS PER COMMON SHARE
             (DOLLARS AND SHARES IN MILLIONS EXCEPT PER SHARE DATA)

                                         YEARS ENDED DECEMBER 31,
                           -----------------------------------------------------
                                 1993              1992              1991
                           ----------------- ----------------- -----------------
                           DOLLARS PER SHARE DOLLARS PER SHARE DOLLARS PER SHARE
                           ------- --------- ------- --------- ------- ---------
NET INCOME PER COMMON
 SHARE, PRIMARY:
Net income before
 preferred dividend and
 cumulative effect of
 accounting change.......  $ 421.1           $ 423.3           $ 326.5
Less: Preferred dividend.     12.4              10.1                .4
                           -------           -------           -------
Net income before
 cumulative effect of
 accounting change.......    408.7  $ 2.96     413.2  $ 2.99     326.1  $ 2.37
Cumulative effect of ac-
 counting change.........      --      --       15.0     .11       --      --
                           -------  ------   -------  ------   -------  ------
Net income...............  $ 408.7  $ 2.96   $ 428.2  $ 3.10   $ 326.1  $ 2.37
                           =======  ======   =======  ======   =======  ======
Average shares outstand-
 ing.....................    138.2             138.1             137.7
                           =======           =======           =======
NET INCOME PER COMMON
 SHARE, FULLY DILUTED:
Net income before
 preferred dividend and
 cumulative effect of
 accounting change.......  $ 421.1           $ 423.3           $ 326.5
Less: Preferred dividend.     12.4              10.1                .4
                           -------           -------           -------
Net income before
 cumulative effect of
 accounting change.......    408.7  $ 2.94     413.2  $ 2.96     326.1  $ 2.33
Cumulative effect of ac-
 counting change.........      --      --       15.0     .11       --      --
                           -------  ------   -------  ------   -------  ------
Net income...............  $ 408.7  $ 2.94   $ 428.2  $ 3.07   $ 326.1  $ 2.33
                           =======  ======   =======  ======   =======  ======
Average shares outstand-
 ing.....................    138.2             138.1             137.7
Shares contingently issu-
 able for stock plan.....       .7               1.4               2.2
                           -------           -------           -------
Average shares
 outstanding, assuming
 full dilution...........    138.9             139.5             139.9
                           =======           =======           =======

  This calculation is submitted in accordance with the regulations of the Securities and Exchange Commission although not required by APB Opinion No. 15 because it results in dilution of less than 3 percent in all years presented.